EXHIBIT 10.1
NON-EMPLOYEE DIRECTOR
DEFERRED STOCK UNIT AGREEMENT
ANDREW CORPORATION
LONG-TERM INCENTIVE PLAN
     THIS AGREEMENT is made as of the 8th day of February, 2005 (the “Grant Date”) between ANDREW CORPORATION, a Delaware corporation (the “Company”), and ___(the “Participant”).
WITNESSETH:
     WHEREAS, the Company has adopted the Andrew Corporation Long-Term Incentive Plan (the “Plan”) for the purpose of providing incentives to selected key employees and directors by making available to them opportunities to acquire an equity interest in the Company;
     WHEREAS, the Participant has been granted a Deferred Stock Unit Award under the Plan; and
     WHEREAS, the Participant and Company have agreed that this Agreement shall govern the terms of the Deferred Stock Unit Award awarded on the Grant Date and shall supersede any prior agreement regarding such Award;
     NOW THEREFORE, in consideration of these premises, the parties hereto agree as follows:
     1. Grant. The Company hereby grants to the Participant 5,000 Deferred Stock Units. Each “Deferred Stock Unit” shall entitle the Participant to one Share on the vesting date, subject to the terms of the Plan and this Agreement. Unless the context clearly provides otherwise, the capitalized terms in this Agreement shall have the meaning ascribed to such terms under the Plan.
     2. Vesting; Termination of Service. The Deferred Stock Units awarded under this Agreement shall vest and become nonforfeitable in accordance with the following:
(a)	Subject to the following provisions of this Section 2, the Deferred Stock Units shall vest and become nonforfeitable on the fourth anniversary of the Grant Date.

(b)	If the Participant’s service on the Board terminates by reason of death, Disability or Retirement, any unvested Deferred Stock Units which have not previously been forfeited under this Section 2 shall vest and become nonforfeitable on the date of such death, Disability or Retirement.

(c)	Unless forfeited earlier under paragraph (d) below, any unvested Deferred Stock Units shall vest and become nonforfeitable upon a Change in Control.

(d)	If the Participant’s termination of service on the Board occurs for any reason other than death, Disability or Retirement, all Deferred Stock Units which have not vested as of the date of such termination of service shall be permanently forfeited on such date, unless the Board determines otherwise in its discretion.
Notwithstanding any provision of the Plan to the contrary, for purposes of this Section 2, Change in Control shall be construed consistent with the provisions of Section 409A of the Code. For purposes of this Agreement, the term “Retirement” shall mean cessation of the Participant’s service as a director of the Company (i) on or after attainment of age 72, (ii) upon attainment of the term limit for Directors of 12 years, or (iii) under such other circumstances that the Board deems to be a Retirement, in its sole discretion.
     3. Payment of Deferred Stock Units. Deferred Stock Units that are vested in accordance with Section 2 above shall be settled on the earlier of the Participant’s termination of service on the Board, or the fourth anniversary of the Grant Date. As soon as practicable after such settlement date, the Participant shall be transferred one Share for each Deferred Stock Unit being settled on such date.
     4. Dividend Equivalents. On each dividend record date for Shares, the Participant shall be credited with dividend equivalents in the form of additional Deferred Stock Units. The amount of additional Deferred Stock Units to be credited shall be equal to the amount of cash or the number of Shares of stock dividends that would have been payable to the Participant if each outstanding Deferred Stock Unit on such dividend record date had been an issued and outstanding Share. If such dividends are payable in cash, the cash amount will be converted to Deferred Stock Units based on the Fair Market Value of a Share on the date such dividends are paid. Deferred Stock Units received under this Section 4 shall vest in accordance with Section 2 of this Agreement, at the same time as the underlying Deferred Stock Units to which they relate.
     5. Rights Not Conferred. Nothing contained in the Plan or in this Agreement shall confer upon the Participant any right with respect to continued service with the Company or any affiliate. The Participant shall have none of the rights of a stockholder with respect to the Deferred Stock Units until such time, if any, that Shares are delivered to the Participant in settlement thereof.
     6. Agreement Not Assignable. Neither the Participant nor any Beneficiary may sell, assign, transfer, discount, pledge as collateral for a loan, or otherwise anticipate any right to any payment or benefit under this Agreement, other than by will or by the applicable laws of descent and distribution.
     7. Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, the number and kinds of shares subject to the Deferred Stock Units awarded hereunder shall be adjusted by the Committee in such manner as it deems equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement; provided that any fractional Share resulting from such an adjustment shall be rounded to the nearest whole number.
     8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to its principles of conflict of laws.
     9. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Participant’s Signature

Participant’s Name (Print or Type)

Street Address

City, State, Country, Zip Code

Social Security No.	Telephone Number
ANDREW CORPORATION

By:
Ralph E. Faison
President and Chief Executive Officer
Andrew Corporation